Exhibit 99.1

Sonic Automotive Announces Completion of RFJ Auto Partners Acquisition

Acquisition of Top-15 U.S. Dealer Group Expected to Add $3.2 Billion in Annualized Revenues

CHARLOTTE, N.C. – December 7, 2021 – Sonic Automotive, Inc. (“Sonic Automotive” or “Sonic” or the “Company”) (NYSE:SAH), a Fortune 500 Company and one of the nation’s largest automotive retailers, today announced the closing of the acquisition of RFJ Auto Partners, Inc. (“RFJ Auto”), pursuant to an agreement entered into on September 17, 2021. This acquisition represents one of the largest transactions in automotive retail history and is expected to propel Sonic Automotive into the top-five largest dealer groups in the U.S. as measured by total revenues.

With 33 locations in seven states and a portfolio of 16 automotive brands, the transaction adds six incremental states to Sonic’s geographic coverage and five additional brands to its portfolio, including the highest volume Chrysler Dodge Jeep RAM dealer in the world in Dave Smith Motors. In addition to further expanding and diversifying Sonic’s business, the transaction is expected to add $3.2 billion in annualized revenues, which are incremental to the Company’s previously stated target of $25 billion in total revenues by 2025.

David Smith, Chief Executive Officer of Sonic Automotive and EchoPark Automotive, commented, “We are thrilled to welcome Rick Ford and the entire RFJ Auto team into the Sonic family. Our teams share a common culture and vision, continuously striving to deliver a best-in-class guest experience and a commitment to teammate growth and development. We look forward to capitalizing on our complementary strengths and values as we grow the combined business and expand our nationwide reach.”

“We are excited to complete the acquisition of RFJ Auto and are ready to hit the ground running as one company,” said Jeff Dyke, President of Sonic Automotive and EchoPark Automotive. “RFJ Auto’s geographic footprint, brand portfolio, and proprietary processes complement our existing business model and align with our strategy to continue driving growth in our franchised dealership business.”

“The RFJ Auto team has been looking forward to this day and reaching this critical milestone,” said Rick Ford, Chief Executive Officer of RFJ Auto Partners. “I’m personally excited to be rejoining the Sonic family, working alongside David, Jeff, and the Sonic team to continue delivering an exceptional experience to consumers across the country.”

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, North Carolina, is on a quest to become the most valuable automotive retailer and service brand in America. Our Company culture thrives on creating, innovating, and providing industry-leading guest experiences, driven by strategic investments in technology, teammates, and ideas that ultimately fulfill ownership dreams, enrich lives, and deliver happiness to our guests and teammates. As one of the largest automotive retailers in America, we are committed to delivering on this goal while pursuing expansive growth and taking progressive measures to be the leader in this category. Our new platforms, programs, and people are set to drive the next generation of automotive experiences. More information about Sonic Automotive can be found at www.sonicautomotive.com and ir.sonicautomotive.com.

About EchoPark Automotive

EchoPark Automotive is one of the fastest growing and most comprehensive retailers of nearly new pre-owned vehicles in America today. Our rapid growth plan is expected to bring our unique business model to 90% of the U.S. population by 2025, utilizing one of the most innovative technology-enabled sales strategies in our industry. Our approach provides a personalized and proven guest-centric buying process that consistently delivers award winning guest experiences and superior value to car buyers nationwide, with savings of up to $3,000 versus the competition. We believe EchoPark is on pace to become the #1 retailer in the nearly new pre-owned vehicle market by 2025, and is already making its mark by earning the 2021 Consumer Satisfaction Award from DealerRater, expanding its Owner Experience Centers, developing an all-new digital ecommerce platform and focusing on growing its brand nationwide. EchoPark’s mission is in its name: Every Car deserves a Happy Owner. This drives the car buying experience for guests and differentiates EchoPark from the competition. More information about EchoPark Automotive can be found at www.echopark.com.

Forward-Looking Statements

Included herein are forward-looking statements, including statements regarding anticipated future annualized revenue contribution from the acquired business, increases in future revenues and anticipated future revenue levels, anticipated dealer group rankings, anticipated future synergies, and anticipated future EchoPark population coverage. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risks and uncertainties that could cause actual results or trends to differ materially from management’s views, including, without limitation, economic conditions in the markets in which we operate, new and used vehicle industry sales volume, anticipated future revenue growth, the success of our operational strategies, the rate and timing of overall economic expansion or contraction, the effect of the COVID-19 pandemic and related government-imposed restrictions on operations, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports and information filed with the Securities and Exchange Commission (the “SEC”). The Company does not undertake any obligation to update forward-looking information, except as required under federal securities laws and the rules and regulations of the SEC.

Company Contacts

Investor Inquiries:
Heath Byrd, Executive Vice President and Chief Financial Officer 704-566-2400
Danny Wieland, Vice President, Investor Relations 704-927-3462
ir@sonicautomotive.com

Press Inquiries:
Joshua Greenwald / Danielle DeVoren
646-379-7971 / 212-896-1272
jgreenwald@kcsa.com / ddevoren@kcsa.com